EXHIBIT 99.1

FEDERAL-MOGUL ANNOUNCES SECOND QUARTER OPERATING RESULTS

Q2 2012 Highlights:
- Total sales of $1.7 billion, up 1% in constant dollars, versus Q2 2011
- Net loss of $(59) million, including $(119) million impairment charge
- EBITDA of $159 million or 9.3% of sales
- Initiated $60 million restructuring program to improve footprint
- Announced appointment of Michael Broderick, Aftermarket Division CEO
- Announced acquisition of BERU spark plug business with $80 million annual sales

Southfield, Michigan, July 26, 2012 ….Federal-Mogul Corporation (NASDAQ:FDML) today announced second quarter 2012 financial results, including higher North American and BRIC original equipment (OE) sales, which offset a decline in both OE and aftermarket sales in Europe caused by general economic weakness. Total sales were $1.7 billion, down 5% versus Q2 2011, but up 1% on a constant dollar basis versus the second quarter 2011. Federal-Mogul reported a net loss in Q2 2012 of $(59) million or $(0.60) per diluted share, including $(119) million of non-cash impairment charges relating primarily to brake friction business intangible assets. Without these impairment charges, net income would have been $53 million in Q2 2012. Operational EBITDA 1 was $159 million or 9.3% of sales, down from Q2 2011 due to the impact of lower sales, negative exchange and unfavorable product and regional mix. The cash outflow 2 of $(99) was the result of capital investment in plant facilities and equipment to support growth and productivity, combined with increased working capital for competitive aftermarket commercial programs.

Financial Summary
(millions)	Q2 2012	Q2 2011	B/(W)

Net Sales	$1,704	$1,800	$(96)

Gross Margin	255	299	(44)
pct. of sales	15.0%	16.6%

SG&A	(174)	(173)	(1)
pct. of sales	10.2%	9.6%

Net (Loss) Income	(59)	64	(123)
attributable to F-M

Earnings Per Share	(0.60)	0.64	(1.24)
in dollars, diluted EPS

Operational EBITDA [1]	159	200	(41)
pct. of sales	9.3%	11.1%

Cash Flow [2]	$(99)	$22	$(121)
“We are putting in place the foundation for stronger performance at Federal-Mogul. The company is investing in its core technology portfolio of powertrain products, vehicle safety products and leading aftermarket brands,” said Rainer Jueckstock, Federal-Mogul OE division chief executive officer. “The recently announced BERU spark plug acquisition is a great example of value-enhancing strategic acquisitions in core automotive technologies and key markets,” said Jueckstock.

“In addition, we announced a comprehensive restructuring of our global brake friction and wipers manufacturing footprint to improve cost competitiveness and raise capacity utilization in low cost locations,” he continued.

“We are taking the necessary actions to restructure our business for improved profitability and to meet customer expectations for leading technology at competitive costs,” said Michael Broderick, Federal-Mogul Aftermarket division chief executive officer.

“This will be especially beneficial when supplying products to the aftermarket, where price competition is a more significant factor in purchase decisions,” he said.

Q2 2012 Sales

Total sales in the second quarter were $1.7 billion, up 1% on a constant dollar basis versus Q2 2011, with 6 percentage points of negative exchange impact due to the significant change in international currencies versus the U.S. dollar. Federal-Mogul derives about 60% of total revenue from sales to customers outside the U.S. market and was therefore significantly impacted by recent currency devaluations versus the dollar. Total sales in North America were up 4% in constant dollars versus the same period last year.

Federal-Mogul's global original equipment sales were $1.1 billion, up 3% in constant dollars versus Q2 2011 driven by a 9% OE sales increase in the United States and 7% OE sales increase in the BRIC markets, off-setting a 4% revenue decline in Europe. Light vehicle production in Europe during the quarter decreased 9% versus Q2 2011 as regional vehicle makers reacted to macroeconomic factors driving slower automotive sales.

The company's global aftermarket sales were $566 million or 3% lower on a constant dollar basis versus Q2 2011. Sales in the U.S. were softer due to mix changes and in Europe due to economic conditions resulting in lower market demand and inventory reductions at certain distributors. Aftermarket sales in the rest of the world grew 5% on a constant dollar basis, reflecting stronger customer demand for the company's leading products in these growth markets.

Gross Margin and Net Income

The company in Q2 2012 had a gross margin of $255 million or 15% of sales, compared to $299 million or 16.6% in Q2 2011. The gross margin in Q2 2012 was negatively impacted by currency, unfavorable product and regional mix, as well as short-term inefficiencies caused by new site and product line start-up activities in several locations.
Federal-Mogul in Q2 2012 recorded a net loss of $(59) million or $(0.60) earnings per share versus $64 million or $0.64 earnings per share in Q2 2011. The net loss includes impairment charges of $(119) million primarily relating to brake friction business intangible assets. The company would have realized a net income of $53 million without these charges.

Operational EBITDA

EBITDA in Q2 2012 was $159 million or 9.3% of sales compared to $200 million or 11.1% of sales in Q2 2011. The Q2 2012 EBITDA was negatively impacted by currency exchange, mix factors, start-up expenses and investments in new product and business development for growth.

Cash Flow

The company had a cash outflow of $(99) million in Q2 2012, reflecting working capital uses in the aftermarket and capital expenditures of $93 million in the quarter. Federal-Mogul continues to reinvest and position the company for longer term operating performance and revenue growth.

Restructuring

The company began a restructuring program in Q2 2012 to further shift production of brake friction and wiper products to lower-cost locations within the company's global manufacturing network, including a recently acquired brake friction facility in Mexico. The restructuring program involves the closure or substantial downsizing of selected brake friction and wiper manufacturing sites over the next 18 months. The restructuring program is expected to cost a total of $60 million. An initial charge of $(7) million for restructuring actions related to the program was recorded during Q2 2012.

Goodwill Impairment

Federal-Mogul's brake friction business continued to be impacted by commercial and market factors that caused the company to initiate a comprehensive brake friction footprint restructuring program in the quarter. This combination of factors led the company to reassess the value of its goodwill, resulting in a $(91) million non-cash goodwill impairment charge in the second quarter.

BERU Acquisition

Federal-Mogul announced on July 2, 2012 the acquisition of the BERU spark plug business from BorgWarner Inc. The purchase will include the spark plug manufacturing sites at Chazelles, France and Neuhaus, Germany. The acquired units will add approximately $80 million annualized sales and increase Federal-Mogul's annual spark plug production capacity to more than 350 million per year. The acquisition solidly positions the company as the second largest global spark plug producer with manufacturing in all regions to serve automotive OE, aftermarket and industrial equipment customers. The two locations employ approximately 500 personnel.

Segmentation

As previously announced, the company intends to establish two separate operating divisions, each focused on their unique end customers and specific product portfolio. Michael Broderick was appointed CEO of Federal-Mogul Aftermarket division and joined the company on June 25, 2012.

“We continue to closely monitor economic and market indicators, especially in Europe where recent announcements by our customers indicate a weaker sales outlook for the balance of 2012. Our high degree of powertrain content on customers' vehicle and engine export programs helps to offset market softness in Europe, as sales remain stronger in China and other expanding markets,” said Alan Haughie, Chief Financial Officer. “We are moving rapidly to define and implement the company's long term structure. We are positioning the company for future market developments and to benefit from anticipated improvements in customer focus, resource utilization and overall operating performance,” he said.

About Federal-Mogul

Federal-Mogul Corporation designs, engineers, manufactures and distributes technologies to improve fuel economy, reduce emissions and enhance vehicle safety. The company serves the world's foremost original equipment manufacturers of automotive, commercial, aerospace, marine, rail and off-road vehicles; and industrial, agricultural and power-generation equipment. The company also develops and distributes to the aftermarket an extensive product portfolio with more than 20 of the world's most recognized brands, including ANCO® wiper blades; Champion® spark plugs, wipers and filters; Fel-Pro®, Goetze®, Glyco® and Payen® engine products; MOOG® chassis parts; and Ferodo® and Wagner® brake products. Federal-Mogul was founded in Detroit in 1899. The company employs 45,000 people in 34 countries, and its worldwide headquarters is in Southfield, Michigan, United States. For more information, please visit www.federalmogul.com.

Definitions

1             Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, expense associated with U.S. based funded pension plans and other postemployment benefits curtailment gains or losses.

2             Cash flow is equal to net cash provided by operating activities less net cash used by investing activities, as set forth on the attached statement of cash flows.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute "Forward-Looking Statements." Actual results may differ materially due to numerous important factors that are described in Federal-Mogul's most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company's ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company's original equipment and aftermarket segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

CONTACTS:	Jim Burke (248) 354-4530 for media questions

David Pouliot (248) 354-7967 for investor questions

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
	(Millions of Dollars, Except Per Share Amounts)

Net sales	$1,704	$1,800	$3,468	$3,524
Cost of products sold	(1,449)	(1,501)	(2,937)	(2,946)

Gross margin	255	299	531	578

Selling, general and administrative expenses	(174)	(173)	(363)	(350)
Adjustment of assets to fair value	(119)	(3)	(121)	(3)
Interest expense, net	(32)	(32)	(64)	(63)
Amortization expense	(12)	(12)	(24)	(24)
Equity earnings of non-consolidated affiliates	12	10	22	20
Restructuring expense, net	(8)	—	(14)	(1)
Other expense, net	(8)	(7)	(9)	(8)
(Loss) income before income taxes	(86)	82	(42)	149
Income tax benefit (expense)	29	(17)	20	(31)

Net (loss) income	(57)	65	(22)	118
Less net income attributable to noncontrolling interests	(2)	(1)	(4)	(3)

Net (loss) income attributable to Federal-Mogul	$(59)	$64	$(26)	$115

(Loss) income per common share :
Basic	$(0.60)	$0.65	$(0.26)	$1.16
Diluted	$(0.60)	$0.64	$(0.26)	$1.15

FEDERAL-MOGUL CORPORATION
Consolidated Balance Sheets

	(Unaudited) June 30 2012	December 31 2011
	(Millions of Dollars)
ASSETS
Current assets:
Cash and equivalents	$716	$953
Accounts receivable, net	1,399	1,186
Inventories, net	988	956
Prepaid expenses and other current assets	190	204
Total current assets	3,293	3,299

Property, plant and equipment, net	1,862	1,855
Goodwill and other indefinite-lived intangible assets	1,018	1,115
Definite-lived intangible assets, net	410	434
Investments in non-consolidated affiliates	248	228
Other noncurrent assets	110	98

	$6,941	$7,029

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$77	$88
Accounts payable	752	767
Accrued liabilities	416	367
Current portion of postemployment benefits liability	43	43
Other current liabilities	166	165
Total current liabilities	1,454	1,430

Long-term debt	2,737	2,741
Postemployment benefits liability	1,194	1,229
Long-term portion of deferred income taxes	395	434
Other accrued liabilities	127	142

Shareholders' equity:
Preferred stock ($.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($.01 par value; 450,100,000 authorized shares; 100,500,000 issued shares; 98,904,500 outstanding shares as of June 30, 2012 and December 31, 2011)	1	1
Additional paid-in capital, including warrants	2,150	2,150
Accumulated deficit	(468)	(442)
Accumulated other comprehensive loss	(733)	(739)
Treasury stock, at cost	(17)	(17)
Total Federal-Mogul shareholders' equity	933	953
Noncontrolling interests	101	100
Total shareholders' equity	1,034	1,053

	$6,941	$7,029

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30
	2012	2011
	(Millions of Dollars)

Cash Provided From (Used By) Operating Activities
Net (loss) income	(22)	118
Adjustments to reconcile net (loss) income to net cash provided from (used by) operating activities:
Depreciation and amortization	140	139
Adjustment of assets to fair value	121	3
Insurance proceeds related to Thailand flood	12	—
Equity earnings of non-consolidated affiliates	(22)	(20)
Cash dividends received from non-consolidated affiliates	1	—
Change in postemployment benefits	(20)	(11)
Restructuring expense, net	14	1
Payments against restructuring liabilities	(9)	(14)
Deferred tax benefit	(48)	(1)
Gain from sales of property, plant and equipment	(1)	—
Changes in operating assets and liabilities:
Accounts receivable	(220)	(113)
Inventories	(40)	(148)
Accounts payable	45	141
Other assets and liabilities	42	(5)
Net Cash (Used By) Provided From Operating Activities	(7)	90

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(223)	(177)
Insurance proceeds related to Thailand flood	18	—
Net proceeds from sales of property, plant, and equipment	2	—
Capital investment in non-consolidated affiliate	(1)	—
Net Cash Used By Investing Activities	(204)	(177)

Cash Provided From (Used By) Financing Activities
Principal payments on term loans	(15)	(15)
Decrease in other long-term debt	—	(2)
(Decrease) increase in short-term debt	(9)	11
Net (remittances) proceeds on servicing of factoring arrangements	(3)	5
Net Cash Used By Financing Activities	(27)	(1)

Effect of foreign currency exchange rate fluctuations on cash	1	25

Decrease in cash and equivalents	(237)	(63)

Cash and equivalents at beginning of period	953	1,105

Cash and equivalents at end of period	$716	$1,042

FEDERAL-MOGUL CORPORATION
Reconciliation of Non-GAAP Financial Measures (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
	(Millions of Dollars)

Net (Loss) Income	$(57)	$65	$(22)	$118
Depreciation and amortization	71	71	140	139
Interest expense, net	32	32	64	63
Adjustments of assets to fair value	119	3	121	3
Expense associated with U.S.-based funded pension plan	14	11	28	22
Restructuring expense, net	8	—	14	1
Income tax (benefit) expense	(29)	17	(20)	31
Other	1	1	2	1
Operational EBITDA	$159	$200	$327	$378

Cash Flow
Net cash provided from (used by) operating activities	$(7)	$99	$(7)	$90
Net cash used by investing activities	(92)	(77)	(204)	(177)
	$(99)	$22	$(211)	$(87)

Management believes that Operational EBITDA provides supplemental information for management and investors to evaluate the operating performance of its business. Management uses, and believes that investors benefit from referring to Operational EBITDA in assessing the Company's operating results, as well as in planning, forecasting and analyzing future periods as this financial measure approximates the cash flow associated with the operational earnings of the Company. Additionally, Operational EBITDA presents measures of corporate performance exclusive of the Company's capital structure and the method by which assets were acquired and financed. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, expense associated with U.S. based funded pension plans and OPEB curtailment gains or losses.